Integon Corporation
Winston-Salem, NC 27152

Analysts' Contact:
Gay Huntsman (910) 770-3074

Media Contact:
Turner Coley (910) 760-3000


Integon Corporation Reports Improved Second Quarter-To-Date Performance Following Return to Normal Weather Conditions


WINSTON-SALEM, NC, June 18, 1996 -- Integon Corporation (NYSE:IN) reported today that results for the second quarter through May 1996 have improved over first quarter results following the return of normal weather conditions beginning in March.

         "The frequency and severity of claims have returned to more normal levels during the second quarter, and barring unforeseen events, the Company expects that the GAAP combined operating ratio for the quarter should be within our annual target of under 96 percent," said James T. Lambie, Integon Corporation's President. As previously reported, unprecedented extreme weather conditions in many of Integon's markets during January and February 1996 had a significant negative impact on the Company's first quarter performance.

         "In addition to more normal frequency of claims, results for the second quarter to date are beginning to reflect rate increases taken in many of our markets during the first five months of the year. Despite these rate increases, Integon continues to experience year-over-year premium growth, although at a slower pace than the 38 percent growth reported in the first quarter of 1996," Mr. Lambie commented.



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Integon Corporation
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In related developments,  the Company said it will enter Wisconsin's nonstandard auto insurance market within the next two weeks, and has recently added two experienced senior marketing managers to further strengthen management and support future geographic expansion.

         The Company expects to report full results for the second quarter in the last week of July 1996.

         Integon Corporation, through its wholly owned property and casualty insurance subsidiaries, specializes in the underwriting and marketing of nonstandard and other specialty automobile insurance products to individuals. The Company, headquartered in Winston-Salem, North Carolina, markets its products through more than 12,000 independent agencies in 26 states.

         In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release, and elsewhere, that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in the forward looking statements: claims frequency, claims severity, severe adverse weather conditions, the cost of automobile repair, economic activity, competitive pricing, and the regulatory environment in which the Company operates.


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